Exhibit 99.1

Investors Title Company Announces Record First Quarter 2017 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--May 4, 2017--Investors Title Company (NASDAQ:ITIC) today announced its results for the quarter ended March 31, 2017. The Company reported a record first quarter net income attributable to the Company of $4,476,055, or $2.36 per diluted share, compared with $1,814,040, or $0.93 per diluted share, for the prior year period.

Revenues for the quarter increased 52.0% to a new first quarter record of $37.8 million, compared with $24.9 million in the prior year. Net premiums written benefitted from higher transaction volumes, favorable rate changes in certain markets, and rising real estate values. Despite reductions in refinance activity, higher levels of home sales drove an increase in transaction volumes in each of the Company’s primary markets. In addition, premiums benefitted from the Company’s acquisition of University Title in the fourth quarter of 2016. Other revenues increased 44.2%, primarily due to certain non-premium charges which typically fluctuate with net premiums written.

Operating expenses increased 40.7% versus the prior year period, mainly due to increases in agent commissions commensurate with the increase in premium volumes, as well as the inclusion of operating expenses for University Title in the operating results. In addition, payroll expenses increased as a result of higher levels of incentive compensation and normal inflationary increases. The provision for claims was higher in the current quarter primarily due to more favorable claims experience recognized in the prior year period. All other expense categories increased in line with inflation.

Chairman J. Allen Fine commented, “The housing market continues to benefit from an improving economy and relatively favorable interest rates. Record levels of revenues, along with a higher mix of direct business, continuation of favorable claims experience, and stable overhead expenses resulted in the strongest first quarter earnings results in the Company’s history. With the benefit of improving economic conditions and favorable interest rates, we are optimistic that the strong housing market will drive higher levels of home sales throughout the year and in turn support another year of strong performance for Investors Title.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, any statements regarding the Company’s expected performance for this year, future home price fluctuations, changes in home purchase or refinance activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulation; changes in the economy; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries Consolidated Statements of Income For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues:
Net premiums written	$33,641,564	$21,508,997
Investment income – interest and dividends	1,096,591	1,151,011
Net realized gain on investments	103,339	149,830
Other	2,959,695	2,052,184
Total Revenues	37,801,189	24,862,022

Operating Expenses:
Commissions to agents	16,331,110	11,532,882
Provision for claims	719,397	15,959
Salaries, employee benefits and payroll taxes	9,902,271	7,471,951
Office occupancy and operations	1,939,055	1,493,860
Business development	612,947	480,390
Filing fees, franchise and local taxes	153,556	230,054
Premium and retaliatory taxes	645,385	311,831
Professional and contract labor fees	439,176	538,653
Other	607,112	202,981
Total Operating Expenses	31,350,009	22,278,561

Income before Income Taxes	6,451,180	2,583,461

Provision for Income Taxes	1,985,000	779,000

Net Income	4,466,180	1,804,461

Net Loss Attributable to Noncontrolling Interests	9,875	9,579

Net Income Attributable to the Company	$4,476,055	$1,814,040

Basic Earnings per Common Share	$2.37	$0.94

Weighted Average Shares Outstanding – Basic	1,885,587	1,934,318

Diluted Earnings per Common Share	$2.36	$0.93

Weighted Average Shares Outstanding – Diluted	1,894,838	1,940,963

Investors Title Company and Subsidiaries Consolidated Balance Sheets As of March 31, 2017 and December 31, 2016 (Unaudited)

	March 31, 2017	December 31, 2016
Assets:
Investments in securities:
Fixed maturities, available-for-sale, at fair value	$98,382,799	$101,934,077
Equity securities, available-for-sale, at fair value	43,068,433	41,179,259
Short-term investments	13,635,465	6,558,840
Other investments	10,582,877	11,181,531
Total investments	165,669,574	160,853,707

Cash and cash equivalents	25,718,050	27,928,472
Premium and fees receivable	8,663,495	8,654,161
Accrued interest and dividends	1,336,998	1,035,152
Prepaid expenses and other assets	10,323,199	9,456,523
Property, net	9,477,362	8,753,466
Goodwill and other intangible assets, net	12,023,053	12,256,641
Total Assets	$233,211,731	$228,938,122

Liabilities and Stockholders’ Equity
Liabilities:
Reserves for claims	$35,445,000	$35,305,000
Accounts payable and accrued liabilities	22,577,847	26,146,480
Current income taxes payable	3,479,935	1,232,432
Deferred income taxes, net	11,421,379	11,118,256
Total liabilities	72,924,161	73,802,168

Stockholders’ Equity:
Common stock – no par value (10,000,000 authorized shares; 1,886,088 and 1,884,283 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively, excluding in each period 291,676 shares of common stock held by the Company's subsidiary)	1	1
Retained earnings	147,405,440	143,283,621
Accumulated other comprehensive income	12,801,119	11,761,447
Total stockholders’ equity attributable to the Company	160,206,560	155,045,069
Noncontrolling interests	81,010	90,885
Total stockholders’ equity	160,287,570	155,135,954
Total Liabilities and Stockholders’ Equity	$233,211,731	$228,938,122

Investors Title Company and Subsidiaries Net Premiums Written By Branch and Agency For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

	Three Months Ended March 31,
	2017	%	2016	%
Branch	$9,463,769	28.1	$5,477,657	25.5

Agency	24,177,795	71.9	16,031,340	74.5

Total	$33,641,564	100.0	$21,508,997	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200